Exhibit 99.1

Sutor Technology Group Limited Reports

Second Quarter of Fiscal Year 2015 Financial Results

CHANGSHU, China, February 17, 2015 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), one of the leading China-based manufacturers and service providers for fine finished steel products used by a variety of downstream applications, today announced its unaudited financial results for the second quarter of fiscal year 2015 ended December 31, 2014.

Second Quarter of Fiscal 2015 Financial Results Highlights:

	2Q FY2015	2Q FY2014	Change
Revenues (million):	85.3	128.3	(33.5)%
Gross profit (million)	5.3	13.6	(61.0)%
Net income (million)	0.03	6.4	(99.5)%
EPS	(0)	0.15	(100.0)%

	2Q FY2015	1Q FY2015	Change
Revenues (million):	85.3	38.0	124.5%
Gross profit (million)	5.3	(1.8)	394.4%
Net income (million)	0.03	(5.1)	100.6%
EPS	(0)	(0.12)	100.0%

Ms. Lifang Chen, CEO and President of Sutor, commented, “We are pleased to see our performance turned from net loss for the first quarter of fiscal 2015 to profit for the second quarter. Although our second quarter revenue and net income decreased as compared with same period last year, both of them increased by 124.5% and 100.6%, respectively, compared with the first quarter of this fiscal year, which demonstrates the initial success of our business transformation as we are focusing more on sales quality improvement. We anticipate that we will continue to see improved results in the coming quarters both in overall gross margin and international sales after our PPGI production line upgrading is finished and operation of that line resumes, which are expected to be in the third fiscal quarter.

Ms. Chen continued, “The Chinese economy is undergoing a structural adjustment and experiencing a slowdown. However, we believe this process provides opportunities for Chinese steel enterprises to carry out business transformation and upgrading and we are trying to capitalize on this historical opportunity to change our business model, strengthen our brand awareness and enhance innovation with a goal to develop new markets and cultivate new drivers of profit growth of our company. .”

“Besides that, our PRC subsidiary, Sutor Technology engages in the development of online-to-offline (O2O) E-commerce. We believe that the combination of online promotional trading platform and traditional offline sales service not only maximizes our sales opportunity, but also reduces our procurement and sales cost. Following the trend of structural transformation and specialization in the world steel industry, we have made significant progress in taking potential merger and acquisition to consolidate resources of upstream and downstream. Our goal is to integrate all functions of R&D, sales, processing and logistics service together and upgrade ourselves from a traditional manufacturer of fine finished steel to a customized processing service provider. We will update the market on this development when it is appropriate.” Ms. Chen concluded.

Second Quarter of Fiscal Year 2015 Results

Revenue. For the three months ended December 31, 2014, our revenue was $85.3 million, compared to $128.3 million for the same period last year, a decrease of $43.0 million, or 33.5%. The decrease was mainly attributable to the change in our business model. In the past, our revenue was primarily derived from selling manufactured products and the sales price included the cost of steel sheets plus a gross profit. With the fee-based processing services, the price of pure processing services does not include the cost of steel sheets as the customers are responsible for procurement of the raw materials. As a result, revenue from processing one ton of fine finished steel products is only a fraction of the revenue from the traditional business model. We believe that the fee-based model is more measurable and allows us to better adapt to the changes in the Chinese economy and improve company competitiveness.

On a geographic basis, revenue generated from outside of China was $1.5 million, or 1.7% of the total revenue, for the three months ended December 31, 2014, as compared to $5.1 million, or 4.0% of the total revenue, for the same period in 2013. The decrease was mainly because of the decline in demand for our products and the upgrading of PPGI production line. As a result, we did not produce the PPGI products which are our main exported products.

Cost of revenue. Cost of revenue decreased by$34.7 million, or 30.3%, to $80.0 million in the three months ended December 31, 2014, from $114.7 million in the same period in 2013. As a percentage of revenue, cost of revenue increased to 93.8% in the three months ended December 31, 2014, as compared to 89.4% in the same period last year. The decrease in cost of revenue was mainly due to our new fee-based processing model that part of our business became pure processing service, which significantly reduced our cost of revenue However, its percentage of revenue increased because those fixed costs including depreciation and amortization cost did not decrease at the early stage of our transformation period.

Gross profit and gross margin. Gross profit decreased by$8.3 million to $5.3 million in the three months ended December 31, 2014, from $13.6 million in the same period in 2013. Gross profit as a percentage of revenue (gross margin) was 6.2% for the three months ended December 31, 2014, as compared to 10.6% for the same period last year. The main reason for the declined gross margin was the scheduled technical upgrading of our PPGI production line and as a result, we did not produce high margin PPGI products. In addition, in order to speed up our transformation, we offered more competitive prices for processing services to attract more customers.

Total operating expenses. Our total operating expenses decreased by $1.4 million to $2.6 million in the three months ended December 31, 2014, from $4.0 million in the same period in 2013. As a percentage of revenue, our total operating expenses remained 3.1% in the three months ended December 31, 2014, the same as in the same period last year.

Selling expenses. Our selling expenses decreased by $0.5 million to $0.8 million in the three months ended December 31, 2014, from $1.3 million in the same period in 2013. As a percentage of revenue, our selling expenses decreased to 0.9% for the three months ended December 31, 2014, from 1.0% for the same period last year. The decrease was mainly due to reduced shipping, handling and miscellaneous expenses of approximately $0.65 million as a result of our declined sales.

General and administrative expenses. General and administrative expenses was $1.9 million, or 2.2% of the total revenue, in the three months ended December 31, 2014, as compared with $2.62 million, or 2.1% of the revenue, in the same period in 2013. The decrease was primarily due to reduced office expenses and miscellaneous local fees resulted from the reduction of our sales.

Interest Income. Our interest Income decreased by $0.6 million to $0.2 million in the three months ended December 31, 2014, from $0.8 million in the same period in 2013. As a percentage of revenue, our interest expense was 0.2% of total revenue in the three months ended December 31, 2014, compared to 0.6% in the same period in 2013. The decrease was mainly due to a change in financing structure. Our notes payable decreased during the three months ended December 31, 2014, which resulted in less restricted cash and accordingly lower interest income. The decrease of notes payable reduced our discounted cost and financial cost.

Interest expense. Our interest expense decreased by $0.2 million to $2.4 million in the three months ended December 31, 2014, from $2.6 million in the same period in 2013. As a percentage of revenue, our interest expense was 2.9% of total revenue in the three months ended December 31, 2014, compared to 2.0% in the same period in 2013. The decrease was mainly due to the fact that some of our bank acceptances were converted to short term loans, which reduced our interest expense.

Provision for income taxes. Our income tax expense decreased to $0.2 million in the three months ended December 31, 2014, from $1.6 million of income tax benefit in the same period last year, mainly due to the decreased taxable profit amount.

Net income. Net income, without including the foreign currency translation adjustment, decreased by $6.37 million, or 99.5%, to $0.03 million in the three months ended December 31, 2014, from $6.4 million in the same period in 2013, as a cumulative result of the above factors.

Liquidity and Capital Resources

As of December 31, 2014, we had cash and cash equivalents (excluding restricted cash) of $3.3 million and no restricted cash. Our short-term loans were approximately $202.9 million. We also had approximately $11.0 million long-term loans. As of December 31, 2014, the Company had an unused line of credit with banks of approximately $30.9 million which entitled us to draw bank loans for general corporate purposes. We do not have any large capital expenditure for new investment projects for the coming months.

Conference Call Information

Sutor's management will host an earnings conference call today, February 17, 2015, at 9:00 a.m. U.S. Eastern time/10:00 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +18778470047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through March 20, 2015. Listeners may access it by dialing US: +1866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 712647.

Functional Currency

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and service providers for high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. The Company also offers fee-based steel processing services and sells products through electronic commerce platforms. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are “forward-looking statements” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2014, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Investor Relations

Sutor Technology Group Limited

Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

Financial Tables Below:

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2014	2014

ASSETS
Current Assets:
Cash and cash equivalents	$3,307,151	$12,178,225
Restricted cash		60,860,255
Short-term investments		3,248,652
Trade accounts receivable, unrelated parties, net of allowance for doubtful accounts of $1,235,225 and $1,368,723, respectively	5,325,628	6,331,702
Trade accounts receivable, related parties	40,105,863	16,149,269
Notes receivables	10,030,830	194,919
Other receivables and prepayments, unrelated parties, net of allowance for doubtful accounts of $282,473 and $255,628, respectively	2,215,777	1,875,785
Other receivables and prepayments, related parties	406,245	405,558
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $555,985 and $527,673, respectively	8,704,548	8,645,751
Advances to suppliers, related parties	307,892,313	286,085,768
Inventories, net	29,141,842	78,277,682
Current deferred tax assets	2,873,476	1,507,840
Total Current Assets	410,003,673	475,761,406
Non-current Assets:
Advances for purchase of long term assets	85,385	85,241
Property, plant and equipment, net	82,714,923	87,121,382
Intangible assets, net	3,531,438	3,568,855
Long-term investments	1,817,805	1,814,734
Total Non-current Assets	88,149,551	92,590,212
TOTAL ASSETS	$498,153,224	$568,351,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$202,865,133	$139,223,123
Accounts payable, unrelated parties	5,072,840	5,843,599
Accounts payable, related parties	351,448	-
Notes payable	1,663,104	136,274,446
Other payables and accrued expenses, unrelated parties	15,812,163	4,613,201
Other payables and accrued expenses, related parties	3,200,839	3,110,196
Advances from customers, unrelated parties	8,999,245	7,917,111
Advances from customers, related parties	8,382,043	15,114,353
Warrant liabilities	138	866
Total Current Liabilities	246,346,953	312,096,895
Non-Current Liabilities
Long-term loans, unrelated parties	2,859,995	2,859,995
Long-term loans, related parties	8,182,018	8,182,018
Total Non-current Liabilities	11,042,013	11,042,013
Total Liabilities	257,388,966	323,138,908

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of December 31 and June 30, 2014; issued: 42,252,267 shares and 42,252,267 shares as of December 31 and June 30, 2014, respectively	42,252	42,252
Additional paid-in capital	43,788,093	43,652,089
Statutory reserves	22,725,841	22,725,841
Retained earnings	132,016,722	137,081,594
Accumulated other comprehensive income	42,842,859	42,362,443
Less: Treasury stock, at cost, 590,838 as of December 31 and June 30, 2014	(651,509)	(651,509)
Total Stockholders' Equity	240,764,258	245,212,710
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$498,153,224	$568,351,618

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Three Months Ended		For The Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue from unrelated parties	$22,304,103	$102,230,215	$39,296,001	$204,412,337
Revenue from related parties	62,998,146	26,086,595	83,994,078	63,012,798
Total Revenue	85,302,249	128,316,810	123,290,079	267,425,135
Cost of Revenue	(80,030,060)	(114,691,101)	(119,862,160)	(241,596,881)
Gross Profit	5,272,189	13,625,709	3,427,919	25,828,254

Operating Expenses:

Selling expenses	(756,869)	(1,337,918)	(1,026,509)	(3,332,774)
General and administrative expenses	(1,887,366)	(2,624,720)	(4,136,617)	(5,528,990)
Total Operating Expenses	(2,644,235)	(3,962,638)	(5,163,126)	(8,861,764)
Income from Operations	2,627,954	9,663,071	(1,735,207)	16,966,490

Other Incomes/(Expenses):
Interest income	169,379	786,544	615,864	1,836,766
Interest expense	(2,438,408)	(2,574,958)	(5,416,755)	(4,378,253)
Changes in fair value of warrant liabilities	(135)	(54,311)	728	(66,898)
Income from equity method investments	-	180,956	-	266,128
Other income	19,736	174,752	293,098	219,026
Other expense	(118,085)	(201,757)	(184,930)	(219,780)
Total Other Expenses, net	(2,367,513)	(1,688,774)	(4,691,995)	(2,343,011)

Income/(Loss) Before Taxes	260,441	7,974,297	(6,427,202)	14,623,479
Income tax (expense)/benefit	(233,029)	(1,579,161)	1,362,330	(3,040,096)
Net Income/(Loss)	$27,412	$6,395,136	$(5,064,872)	$11,583,383

Other Comprehensive Income:
Foreign currency translation adjustment	405,834	1,477,555	480,416	3,137,112
Comprehensive Income/(Loss)	$433,246	$7,872,691	$(4,584,456)	$14,720,495

Basic Earnings/(Loss) per Share	$(0.00)	$0.15	$(0.12)	$0.28
Diluted Earnings/(Loss) per Share	$(0.00)	$0.15	$(0.12)	$0.28

Basic Weighted Average Shares Outstanding	41,661,429	41,453,386	41,661,429	41,383,956
Diluted Weighted Average Shares Outstanding	41,661,429	41,453,386	41,661,429	41,383,956

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended
	December 31,
	2014	2013
Cash Flows from Operating Activities:
Net (loss)/income	$(5,064,872)	$11,583,383
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	4,038,490	4,510,854
Provision/(reversal) for doubtful accounts	(81,765)	123,435
Stock based compensation	136,004	238,320
Foreign currency exchange gain	-	(194,913)
Gain on disposal of property, plant and equipment	-	(10,985)
Income from equity method investments	-	(266,128)
Deferred income taxes	(1,362,330)	(86,678)
Changes in fair value of warrant liabilities	(728)	66,898
Changes in current assets and liabilities:
Restricted cash	60,929,534	(20,188,832)
Trade accounts receivable, unrelated parties	1,151,793	(2,320,586)
Trade accounts receivable, related parties	(23,916,037)	-
Notes receivable	(9,830,144)	213,696
Other receivables and prepayments, unrelated parties	(363,029)	(5,775,579)
Advances to suppliers, unrelated parties	(71,547)	17,643,081
Advances to suppliers, related parties	(21,311,121)	33,716,400
Inventories	49,237,038	(61,110,422)
Accounts payable, unrelated parties	266,935	46,830,652
Accounts payable, related parties	351,254	(20,276,893)
Notes payable	(126,789,039)	-
Other payables and accrued expenses, unrelated parties	11,186,772	(293,095)
Other payables and accrued expenses, related parties	88,221	-
Advances from customers, unrelated parties	1,068,671	10,458,615
Advances from customers, related parties	(14,732,496)	-
Net Cash (Used in)/Provided by Operating Activities	(75,068,396)	14,861,223

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(490,844)	(7,818,783)
Proceeds from disposal of property, plant and equipment	-	15,052
Purchase of intangible assets	-	(567,268)
Payments for short-term investments	-	(3,254,308)
Proceeds from sale of short-term investments	3,252,350	-
Net Cash Provided by/(Used In) Investing Activities	2,761,506	(11,625,307)

Cash Flows from Financing Activities:
Proceeds from loans	111,384,323	93,079,729
Repayment of loans	(48,012,958)	(110,464,374)
Proceeds from issuance of common stock	-	1,500,000
Changes in restricted cash	-	21,485,248
Net Cash Provided by Financing Activities	63,371,365	5,600,603

Effect of Exchange Rate Changes on Cash and Cash Equivalents	64,451	87,351

Net Change in Cash and Cash Equivalents	(8,871,074)	8,923,870
Cash and Cash Equivalents at Beginning of Period	12,178,225	3,601,385
Cash and Cash Equivalents at End of Period	$3,307,151	$12,525,255

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$-	$11,126,897
Accounts payable for purchase of long-term assets	$(1,047,151)	$(495,344)
Advances for purchase of long-term assets	$-	$17,097,874

Supplemental Cash Flow Information:
Cash paid during the period for interest expense	$(5,035,611)	$(4,430,640)
Cash paid during the period for income tax	$-	$(3,122,617)